Exhibit 10.12

Base Salaries of Named Executive Officers

Name	Base Salary
Thomas E. Gottwald Chairman of the Board, President, and Chief Executive Officer	$1,115,500
Regina A. Harm President of Afton Chemical Company	$569,400
Bruce R. Hazelgrove, III Executive Vice President and Chief Administrative Officer	$505,600
Brian D. Paliotti Chief Financial Officer and Vice President	$435,400
M. Rudolph West Vice President, Special Counsel	$423,500